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                                                                   EXHIBIT 23.1


                        Consent of Independent Auditors

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-3) and related Prospectus of Systems & Computer Technology Corporation for the registration of $60,000,000 of Convertible Subordinated Debentures Due 2004 and to the incorporation by reference therein of our report dated October 28, 1996, with respect to the consolidated financial statements and financial statement schedule of Systems & Computer Technology Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
October 8, 1997